Exhibit 15.1
Telvent reaches an agreement to acquire Matchmind
Management of Matchmind will retain a 40% interest in the company
Madrid, September 25, 2007 — Telvent GIT S.A. (Nasdaq: TLVT), the IT company for a sustainable and secure world, announced today it has reached an agreement to acquire international company Matchmind (“Matchmind”).
Matchmind, headquartered in Madrid, specializes in system integration, consulting services and information technology outsourcing. With more than 1,200 professionals, and forecasted sales for 2007 of more than 70 million Euros, the Company has experienced average annual growth of 45% during the last five years. José Luis Galí, Chairman  and founder of Matchmind, who was also President of Cap Gemini Spain from 1997 to 2001, will continue to hold an interest in Matchmind and be involved in its strategic development.
The integration of Matchmind into Telvent, and the combination of professional teams from both companies, will consolidate Telvent’s leading position in the fields of consulting services, integration and management of information technologies.
“We are excited by the prospect of integrating the Matchmind business into Telvent and are convinced that it will be of significant benefit to our clients. Increasingly, our clients need us to help manage ever more complex technological solutions over which they back their productive processes. Undoubtedly, Telvent combined with Matchmind will be even better positioned to help clients face such challenges. Both companies are complementary, and the combination will bring important synergies for both”, stated Manuel Sánchez, Chairman and Chief Executive Officer of Telvent.
“Matchmind has a great management team that has guided the Company to steady and significant sales and income growth since the Company’s creation. In addition to strengthening the offering in those areas where Matchmind already has an important presence, integration into Telvent also presents a new horizon of opportunities for growth in sectors in which Telvent is a leader” indicated José Luis Galí, Chairman of Matchmind.
Management of Matchmind is totally committed to the project and will continue to be in charge of day-to-day operations of the firm, ensuring service continuity to its clients. The clients will benefit from having the larger technological capacity and innovative services provided by the combined businesses. Matchmind, under the direction of current General Manager, Carlos Delgado, will be integrated into Telvent’s Global IT Services Division, managed by José Ignacio del Barrio, which serves today more than 450 clients through its network of high-security datacenters.

“The Matchmind management team believes that Telvent has the attributes that will allow Matchmind to keep growing in the same profitable way we have been since beginning our business. Our mutual endeavor will benefit our employees through greater professional development opportunities, as well as new challenges”, commented Carlos Delgado.
The added value that Matchmind will contribute to Telvent is based on its experience in business and technology processes consulting. These services bring synergies to Telvent’s activities and real time information technology solutions, and enlarge Telvent’s offering to its entire client base. Additionally, Matchmind has four software factories on the Iberian Peninsula, with CMMI3 certification (pending CCMI5 certification), offshore agreements in Bangalore, India, and an office in UK, the expected future Telvent UK headquarters.
Under this agreement, Telvent shall initially acquire 58% of Matchmind, with the management team retaining a 40% share. Telvent will gradually increase its holding over the next three years until reaching 100%.
The execution of the purchase agreement is subject to certain conditions, among which are the finalization of the complete financial due diligence of the company and the execution of the definitive purchase agreement, which are expected to be completed before October 15th.
About Telvent
Telvent (Nasdaq: TLVT), the IT company for a sustainable and secure world, specializes in high value-added products, services and integrated solutions for the Energy, Transportation, Environment and Public Administration industry segments, as well as Global IT Services. Its innovative technology and client-proven expertise enable the efficient and secure real-time management of operational and business processes for industry-leading companies worldwide. (www.telvent.com)
About Matchmind
Founded in 2002, Matchmind provides strategic and technology consulting, ERP deployment, administration and development; and outsourcing services for a variety of Corporations in different sectors (Financial Services, Retail and Consumers, Telecommunications, High Tech, and Public Administration). Matchmind employs more than 1,200 professionals in 5 offices and 4 software factories in Spain (www.matchmind.es).
Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements often are proceeded by words such as "believes," "expects," "may," "anticipates," "plans," "intends," "assumes," "will" or similar expressions. Forward-looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Telvent's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Some of the factors that could cause future results to materially differ from the recent results or those projected in forward-looking statements include the "Risk Factors" described in Telvent's Annual Report on Form 20-F for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 30, 2007, and updated, if applicable, on Telvent's Quarterly Reports on Form 6-K for the quarters ended March 31, 2007 and June 30, 2007, filed with the Securities and Exchange Commission on May 24, 2007 and August 30, 2007, respectively.
Investor Relations Contact
Ana Plaza
Tel. +34 902 335599
Email. ana.plaza@telvent.abengoa.com
Lucia Domville
Tel. +1 646 284 9416
Email. ldomville@hfgcg.com